Exhibit 5.1
McGuireWoods LLP
1345 Avenue of the Americas, Seventh Floor
New York, New York 10105-0106

August 24, 2005

Board of Directors
Harken Energy Corporation
180 State Street, Suite 200
Southlake, Texas 76902

Ladies and Gentlemen:

We are acting as counsel to Harken Energy Corporation, a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form S-3 (the "Registration Statement") relating to the offer and sale pursuant to the Registration Statement, by the Selling Stockholders identified in the Registration Statement, of up to 20,254,366 shares of common stock, par value $0.01 per share, of the Company, of which (i) 19,679,385 are issuable upon conversion of the Company’s Series M Convertible Preferred Shares, upon the declaration of a dividend on the Series M Convertible Preferred Shares and upon exercise of warrants issued in connection with the Series M Convertible Preferred Shares and Series L Convertible Preferred Shares (the “Issuable Shares”) and (ii) 574,981 shares issued as a bonus dividend to participating holders of the Company’s Series G1 and G2 Convertible Preferred Shares (the “Issued Shares”). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals of copies of the Registration Statement, the Certificate of Incorporation and the Bylaws of the Company, both as amended to date, and such other documents as we have considered relevant. We have assumed that (i) all information contained in all documents that we have reviewed is correct, (ii) all signatures on all documents that we have reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document that we have reviewed had the legal capacity to do so and (vi) each natural person signing in a representative capacity any document that we reviewed had authority to sign in such capacity.

Based upon the foregoing, it is our opinion that the Issuable Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable, and the Issued Shares are duly authorized, validly issued, fully paid and nonassessable.

August 24, 2005

The opinion expressed above is limited to matters governed by the laws of the State of Delaware. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter speaks as of the date hereof. We disclaim any duty to advise you regarding any change subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed herein.

Very truly yours,

/s/ McGuireWoods LLP